As filed with the U.S. Securities and Exchange Commission on February 27, 2026

Registration No. 333-283418

Registration No. 333-273846

Registration No. 333-262150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-283418

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-273846

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-262150

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRATA SKIN SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3986004
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5 Walnute Grove Drive, Suite 140
Horsham, Pennsylvania 19044
(215) 619-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Dolev Rafaeli

President and Chief Executive Officer

STRATA Skin Sciences, Inc.

5 Walnut Grove Drive, Suite 140

Horsham, PA 19044

(215) 619-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph Wolfson

Stevens & Lee, P.C.

1500 Market Street, East Tower

18th Floor

Philadelphia, PA 19102

(215) 575-0100

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the SecuritiesAct of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the SecuritiesAct, please check the following box and list the SecuritiesAct registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the SecuritiesAct, check the following box and list the SecuritiesAct registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the SecuritiesAct, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the SecuritiesAct, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the ExchangeAct.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments relate to the following Registration Statements of STRATA Skin Sciences, Inc. (the “Company”) on Form S-3 (collectively, the “Registration Statements”):

●	Registration Statement on Form S-3 (File No. 333-283418) filed with the Securities and Exchange Commission on November 22, 2024 and declared effective on December 5, 2024, registering up to $25,000,000 in aggregate of the following securities (i) common stock, (ii) Preferred Stock, (iii) Debt Securities, (iv) Warrants, (v) Rights, and (vi) units comprised of any of the foregoing securities, from time to time in one or more offerings

●	Registration Statement on Form S-3 (File No. 333-273846) filed with the Securities and Exchange Commission on August 9, 2023 and declared effective on August 18, 2023, registering the offer and sale of up to 800,000 shares of common stock, issuable upon the exercise of an outstanding warrant from time to time in one or more offerings by the selling securityholder named therein

●	Registration Statement on Form S-3 (File No. 333-262150) filed with the Securities and Exchange Commission on January 13, 2021 and declared effective on January 24, 2022, registering the offer and sale of up to 358,367 shares of common stock from time to time in one or more offerings by the selling securityholder named therein

As previously disclosed, on February 11, 2026, the Board of Directors of the Company approved a plan to voluntarily delist the Company’s common stock from The Nasdaq Capital Market, suspend its duty to file periodic reports and other information with the SEC, and terminate its registration of common stock under U.S. federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania, on February 27, 2026.

STRATA SKIN SCIENCES, INC.

By:	/s/ Dolev Rafaeli
Name:	Dolev Rafaeli
Title:	President and Chief Executive Officer

No other person is required to sign this Post-EffectiveAmendment in reliance upon Rule 478 under the SecuritiesAct of 1933, as amended.

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